Insured:   John Doe				Owner: Jane Doe
Policy Number:     FL0000001			Rate Class: Standard Non-Nicotine
Policy Date:      September 1, 2006		Gender: Male



			SYMETRA LIFE INSURANCE COMPANY
			   VARIABLE LIFE INSURANCE

This is a legal contract between the owner (referred to in this policy as "you" and "your") and Symetra Life Insurance Company (referred to in this policy as "Symetra", "our", "us" and "we"). Symetra will pay the death benefit and provide the other rights and benefits of this policy in accordance with its provisions. The policy is issued in consideration of the application, which is attached to this policy, and payment of the initial premium.

This is a variable life insurance policy.  You can:

	- make premium payments as provided in the "Premium Plan" table in the Coverage Description;

	- change the allocations of net premiums among your investment options;

	- transfer amounts among your investment options.

These rights and benefits are subject to the terms and conditions of this policy. Increases in the premium plan are subject to our approval and may require evidence of insurability.

The net premium that you allocate to our Symetra Fixed Account will accumulate at rates of interest we determine.

The net premium that you allocate to each investment Portfolio of the Separate Account, after deductions, may increase or decrease daily based on the investment experience of that Portfolio. It is not guaranteed as to dollar amount. See the Separate Account Portfolios Provision under Section 6.2.

The amount of death benefit will increase or decrease as described in this policy under Section 8.

This is a non-participating policy.

/s/ George Pagos					/s/Randall H. Talbot
George Pagos						Randall H. Talbot
 Secretary						President

-------------------------------------------------------------------------------
RIGHT TO EXAMINE POLICY: You may examine this policy and if for any reason you are not satisfied with it, you may cancel it by returning the policy with a written request for cancellation to our Administrative Office or Home Office by the later of: (a) the 10th day after you receive it; or (b) the 45th day after Part 1 of the application was signed. If you do this, your refund amount will be equal to the Policy Value or premium payments made under this policy. THIS IS A LEGAL CONTRACT. PLEASE READ IT CAREFULLY.

CONTENTS

									Page

COVERAGE DESCRIPTION							4

TABLE OF GUARANTEED ANNUAL COST OF INSURANCE RATES			6

TABLE OF CURRENT ANNUAL COST OF INSURANCE RATES				7

DEATH BENEFIT FACTORS							8

1.	DEFINITIONS							8

2.	OWNER AND BENEFICIARY PROVISIONS				10
 	2.1	Owner							10
 	2.2	Beneficiary						10
 	2.3	Changing Owner of Beneficiary				10
 	2.4	Assignment						10
3.	PREMIUM PROVISIONS						10
 	3.1	Initial Premium						10
	3.2	Subsequent Premiums					11
	3.3	Net Premium						11
	3.4	Allocation of Net Premium				11
	3.5	Extended Premium Acceptance Period			12

4.	POLICY CHARGE PROVISIONS					12
	4.1	Monthly Deduction					12
		4.1.1	Cost of Insurance				12
		4.1.2	Mortality and Expense Risk Charge		13
	4.2	Monthly Administration Charge				13

5.	POLICY VALUE PROVISIONS						13
	5.1	Net Cash Surrender Value				13
	5.2	Surrender Charges					14
	5.3	Policy Loans						14
	5.4	Loan Interest						14
	5.5	Loan Repayment						14
	5.6	Grace Period						15
	5.7	Reinstatement						15
	5.8	Withdrawals						15

6.	VALUATION							15
	6.1	Symetra Fixed Account					15
	6.2	Separate Account Portfolios				15

7.	TRANSFERS							16
	7.1	Transfers Among Investment Options			16
	7.2	Limits on Excessive Transfers				17

8.	INSURANCE BENEFIT PROVISIONS					17
	8.1	Amount of Death Benefit					17
	8.2	Payment of Insurance Benefit				18
	8.3	Net Amount at Risk Limit				18

9.	GENERAL PROVISIONS						18
	9.1	The Contract						18
	9.2	Change of Contract					18
	9.3	Applicable Tax Law					19
	9.4	Policy Cost Factors					19
	9.5	Incontestability					19
	9.6	Misstatement of Age, Gender or Rating Class		19
	9.7	Suicide Exclusion					19
	9.8	Policy Termination					19
	9.9	Postponement of Payments				20
	9.10	Separate Account					20

					COVERAGE DESCRIPTION


POLICY NUMBER: FL000000001

Insured: John Doe	                              		Policy Date: December 1, 2006

Insured Age: 55 						Owner: Jane Doe

Gender: Male                                                    Rate Class: Standard
									    Non-Nicotine

Planned Premium: Refer to Coverage				Initial Premium $100,000
Description page 5

Initial Death Benefit: $ 212,220                          	Net Amount at Risk Limit: $x,xxx,xxx

Money Market Portfolio:  Fidelity VIP Money Market Portfolio - Initial Class Shares
------------------------------------------------------------------------
Symetra Fixed Account Guaranteed Interest Rate			3.00%
------------------------------------------------------------------------

*Annual Mortality and Expense Risk Charge			0.75%
------------------------------------------------------------------------

Premium Charge							1.25%
------------------------------------------------------------------------

State Premium Tax Charge (including municipality charge 	2.10%
if applicable.)
------------------------------------------------------------------------

Monthly Administration Charge (not to exceed $8.00/month)	0.025%
------------------------------------------------------------------------

Transfer Charge for each transfer in 				$25.00
excess of twelve per Policy Year
------------------------------------------------------------------------

Cost of Insurance Charge		   See Table of Current Annual
					      Cost of Insurance Rates
------------------------------------------------------------------------








*The mortality and expense risk charge declines after policy year 20 to an annual rate of 0.60% and after policy year 30 to an annual rate of 0.50%.

					COVERAGE DESCRIPTION

POLICY:	SYMETRA COMPLETE ADVISOR			INSURED:  	JOHN POLICYHOLDER
POLICY NUMBER:	FL00000001				POLICY DATE:	SEPTEMBER 1, 2006



					      PREMIUM PLAN

					POLICY 		PLANNED
					YEAR		PREMIUM
					---------------------------
					1		$100,000.00
					---------------------------
					2		$10,000.00
					---------------------------
					3		$10,000.00
					---------------------------
					4		$10,000.00
					---------------------------
					5		$10,000.00
					---------------------------
					6		$10,000.00
					---------------------------
					7		$10,000.00
					---------------------------
					8		$10,000.00
					---------------------------

				TABLE OF GUARANTEED ANNUAL COST OF INSURANCE RATES
				   RATES ARE PER $1,000 OF NET AMOUNT AT RISK

	POLICY:	SYMETRA COMPLETE ADVISOR		INSURED:  	JOHN POLICYHOLDER
	POLICY NUMBER:	FL00000001			POLICY DATE:	SEPTEMBER 1, 2006

	ATTAINED 	RATE				ATTAINED 	RATE
	  AGE						  AGE
	55		6.52				81		82.20
	56		7.26				82		90.82
	57		7.95				83		100.22
	58		8.63				84		110.69
	59		9.42				85		122.36
	60		10.40				86		135.17
	61		11.59				87		148.99
	62		12.98				88		163.66
	63		14.47				89		179.03
	64		16.04				90		194.28
	65		17.65				91		209.27
	66		19.27				92		224.94
	67		20.96				93		241.46
	68		22.74				94		258.86
	69		24.69				95		276.12
	70		26.94				96		292.95
	71		29.71				97		310.86
	72		32.94				98		329.95
	73		36.32				99		350.32
	74		39.96				100 -120	0.00
	75		43.95
	76		48.44
	77		53.67
	78		59.72
	79		66.48
	80		74.02


















The daily equivalent of the guaranteed annual cost of insurance rate is used to calculate the maximum charge for this policy.

			TABLE OF CURRENT ANNUAL COST OF INSURANCE RATES
			  RATES ARE A PERCENTAGE OF THE POLICY VALUE

	POLICY:	SYMETRA COMPLETE ADVISOR		INSURED:  	JOHN POLICYHOLDER
	POLICY NUMBER:	FL00000001			POLICY DATE:	SEPTEMBER 1, 2006

	ATTAINED 					ATTAINED
	 AGE		RATE				 AGE		RATE
	55		0.49%				81		1.45%
	56		0.49%				82		1.45%
	57		0.49%				83		1.45%
	58		0.49%				84		1.45%
	59		0.49%				85		1.85%
	60		0.49%				86		1.85%
	61		0.49%				87		1.85%
	62		0.49%				88		1.85%
	63		0.49%				89		1.85%
	64		0.49%				90		2.00%
	65		0.60%				91		2.00%
	66		0.60%				92		2.00%
	67		0.60%				93		2.00%
	68		0.60%				94		2.00%
	69		0.60%				95		1.90%
	70		0.60%				96		1.90%
	71		0.60%				97		1.90%
	72		0.60%				98		1.49%
	73		0.60%				99		0.57%
	74		0.60%				100 -120	0.00000
	75		1.15%
	76		1.15%
	77		1.15%
	78		1.15%
	79		1.15%
	80		1.45%
..





The daily equivalent of the current annual cost of insurance rate is used to calculate the cost of insurance charge for this policy.

				DEATH BENEFIT FACTORS


	POLICY:	SYMETRA COMPLETE ADVISOR		INSURED:  	JOHN POLICYHOLDER
	POLICY NUMBER:	FL00000001			POLICY DATE:	SEPTEMBER 1, 2006


 			Percentage				Percentage
	ATTAINED	of Policy 		ATTAINED	of Policy
	AGE		Value			 AGE		 Value
	55		240.160%		81		128.405%
	56		232.995%		82		126.400%
	57		26.159%			83		124.518%
	58		219.603%		84		122.752%
	59		213.299%		85		121.102%
	60		207.247%		86		119.571%
	61		201.461%		87		118.159%
	62		195.955%		88		116.861%
	63		190.729%		89		115.671%
	64		185.768%		90		114.578%
	65		181.048%		91		113.556%
	66		176.544%		92		112.572%
	67		172.229%		93		111.609%
	68		168.084%		94		110.644%
	69		164.094%		95		109.644%
	70		60.254%			96		108.541%
	71		156.568%		97		107.227%
	72		153.055%		98		105.555%
	73		149.723%		99		103.282%
	74		146.551%		100-120		100.000%
	75		143.526%
	76		140.640%
	77		137.892%
	78		135.291%
	79		132.845%
	80		130.550%

1. DEFINITIONS
Accumulation Unit - A measurement used to calculate the value of a Portfolio.

Administrative Office - P.O Box 724027, Atlanta, GA. 31139-1027. You should send all payments, notices, and correspondence here.

General Account - The assets of Symetra other than those attributable to any of our Separate Accounts.

Home Office - 777 108th Avenue NE, Suite 1200, Bellevue, WA 98004. Any complaints should be sent here.

Insured - The person whose life is insured under this policy as shown in the Coverage Description.

Monthly Anniversary - The same date in each succeeding month as the Policy Date except that whenever the Monthly Anniversary falls on a date other than a Valuation Day, the Monthly Anniversary will be the next Valuation Day. If any Monthly Anniversary would be the 29th, 30th, or 31st day of a month that does not have that number of days, then the Monthly Anniversary will be the last day of that month.

Net Amount at Risk - The death benefit less the Policy Value on each day.

Policy Date - The date insurance coverage begins under this policy. It is shown in the Coverage Description. Policy years and anniversaries are measured from the Policy Date.

Policy Value - The sum of the value of policy assets in the Symetra Fixed Account and the Separate Account.

Portfolios - The variable investment options available under the policy.

Separate Account - A segregated asset account established under Washington law.

Symetra Fixed Account - The investment option in this policy that provides for guaranteed interest and is part of Symetra's General Account.

Valuation Day - Each day that the New York Stock Exchange (NYSE) is open for unrestricted trading.

Valuation Period - The period in days from one Valuation Day to the next Valuation Day. It is measured from the closing of the NYSE.

2. OWNER AND BENEFICIARY PROVISIONS

2.1 Owner

The owner of this policy is the Insured unless otherwise named in the application, or later changed. If there is more than one owner at a given time, all owners must exercise the rights of ownership by joint action.

You are entitled to exercise all the rights of this policy while the Insured is living. If you designate an irrevocable beneficiary or assign the policy, your rights are limited.

2.2 Beneficiary

The original beneficiary is stated in the application. In the event of the Insured's death, the beneficiary is entitled to any death benefit payable under this policy. If there are two or more beneficiaries, those who survive the Insured will share the death benefit equally, unless you have indicated otherwise in writing.

If there is no designated beneficiary living at the death of the Insured, we will pay the death benefit to you or to your estate. If a beneficiary dies within 60 days after the Insured dies, and before payment of any death benefit, we will make payments as though the beneficiary had died before the Insured. The beneficiary designation may include provisions that replace these provisions.

2.3 Changing Owner or Beneficiary

While the Insured is living and this policy is in force, you may change the owner or beneficiary by sending a signed written notice to our Administrative Office. Proof of valid signature will be subject to our requirements. The written notice must have the name of the new beneficiary or name of the new owner, and be signed by you. If acceptable to us, changes related to beneficiaries and ownership will take effect as of the date received in our Administrative Office. A new beneficiary designation revokes any prior designation. Irrevocable beneficiaries can only be changed by the policyowner with the written authorization from the irrevocable beneficiary. We are not responsible for the validity of any beneficiary designation nor for any actions we may take prior to receiving and recording a beneficiary change.

2.4 Assignment

You may assign this policy. We will not accept or be bound by an assignment unless we receive in our Administrative Office a written assignment signed by you. Your rights and those of any other person referred to in this policy, including any beneficiary, will be subject to the assignment. We assume no responsibility for the validity of an assignment. A collateral assignment will not change ownership. We will consider an absolute assignment as a change of ownership.

3. PREMIUM PROVISIONS

3.1 Initial Premium

The initial premium shown in the Coverage Description is due on delivery of the policy. No insurance will take effect before the initial premium is paid. If this policy is in your possession and you have not paid the initial premium, it is not in effect.

Premium must be in lawful currency of the United States and submitted to our Administrative Office or Home Office, or in a manner agreed to by Symetra.

3.2 Subsequent Premiums

Premiums after the initial premium are payable in accordance with the premium plan shown in the Coverage Description. All premiums in excess of the premium plan will not be accepted and will be returned, other than premium paid by exchange under section 1035 of the Internal Revenue Code ("1035 exchange") as described below. If the current Net Amount at Risk exceeds the Net Amount at Risk Limit, if any, we reserve the right to adjust future planned premiums as necessary to stay within that limit.

In the first policy year, payment of any planned premium by 1035 exchange will be accepted under the following conditions:

	- If the premium we receive by 1035 exchange is equal to or not more than 105% of the planned premium by 1035 exchange, it will be accepted in its entirety. A revised premium plan will be provided to you reflecting any increased premium due to the 1035 exchange.

	- If the exchange is more than 105% of the planned premium exchange, we will contact you for further instructions. We will examine the risks involved in accepting the 1035 exchange and either issue a new premium plan subject to underwriting. or reject the 1035 exchange in its entirety.

	- If the 1035 exchange is less than the planned premium by 1035 exchange, it will be accepted in its entirety and treated as any other premium payment.

Premium must be in lawful currency of the United States and submitted to our Administrative Office or in a manner agreed to by Symetra.

3.3 Net Premium

Net premium is the following:

	1. premium received; less

	2. premium multiplied by the premium charge shown on the Coverage Description; less

	3. premium multiplied by the state premium tax charge shown on the Coverage Description.

3.4 Allocation of Net Premium

For policies with cover pages showing a return of Policy Value amount during the "Right to Examine Policy" period, we will allocate the net premium as specified by the premium allocations in your application.

For policies with cover pages showing a return of premium received during the "Right to Examine Policy" period, we will allocate the net premium to the Money Market Portfolio of our Separate Account as shown in the Coverage Description. At the end of this period we will allocate the Policy Value, as specified by your premium allocation in your application for this policy. A copy of your application is at the back of this policy. Unless you change these allocations, such percentages shall apply to subsequent net premium allocations.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the net premium allocation percentages must equal 100.

You may change such allocation percentages by written notice, or by any other method approved by us, to our Administrative Office. The change will take effect on the date of receipt provided that all requirements have been met in a manner that is satisfactory to us.

Once we receive your net premium, the portion to be allocated to the Symetra Fixed Account and the Portfolios is effective and valued as of the next close of a Valuation Day.

3.5 Extended Premium Acceptance Period

If you do not pay 100% of the premium plan in any Policy Year, we will allow you an extended premium acceptance period of 62-days from the end of the Policy Year to pay the premium deficit for that Policy Year. If you pay any premium during the extended premium acceptance period, we will apply such premium to the Policy Year just ended to the extent necessary to make up the
premium deficit.   Any excess premium will be applied to the current Policy
Year. If you have a loan on your policy, any payments unless you tell us otherwise, will be first applied to the loan and loan interest. Any remaining amount will then be applied to the premium deficit.

If a premium deficit remains unpaid after the extended premium acceptance period and the sum of the total premiums paid is less than 80% of the total planned premium, then future annual planned premiums will be revised and you will be limited to the lesser of:

	- the revised planned annual premium for each subsequent policy year, and

	- the annual premium paid in the policy year in which the total premiums paid fell below 80% of the total planned premium.

If 80% of the cumulative revised planned premium remains unpaid at the end of any extended premium acceptance period, then we will not accept any further payments to your policy.

4. POLICY CHARGES PROVISIONS

4.1 Monthly Deduction

The monthly deduction equals the cost of insurance charge and mortality and expense risk charge. We calculate each of the charges daily, accrue them and deduct them on the Monthly Anniversary. The monthly deduction is taken from the unloaned portion of the Symetra Fixed Account and the Portfolios in the same proportion that the Symetra Fixed Account and the Portfolios bear to the total Policy Value, minus loans and loan interest.

4.1.1 Cost of Insurance

The cost of insurance in the Table of Current Annual Cost of Insurance
Rates shown in the Coverage Description is calculated at the start of each day, other than at policy issue. The cost of insurance is determined as:

	1. the daily cost of insurance rate, multiplied by,

	2. the Policy Value at the start of the day.

The guaranteed cost of insurance rates are based on the issue age, policy duration, gender, and rate class of the Insured. The guaranteed rates per thousand of Net Amount at Risk are shown in the Table of Guaranteed Annual Cost of Insurance Rates in the Coverage Description. The annual guaranteed rate per thousand is converted to a daily equivalent, which is multiplied by the Net Amount at Risk.

The current cost of insurance rates are based on the issue age, policy duration, gender, and rate class of the Insured. The current rates are shown in the Table of Current Annual Cost of Insurance Rates in the Coverage Description. The daily current cost of insurance rate is a daily equivalent of the current annual cost of insurance rate. The current cost of insurance will never be greater than the guaranteed cost of insurance.

We may increase or decrease the cost of insurance rates at any time, subject to the regulations of your state. We may not increase these rates above the guaranteed cost of insurance rates. We will notify you of any increase in the current rate scale.

We cannot change the rates for this policy to recover our losses or gains realized prior to the date of change. Any change will be based on our expected future experience with regard to investment earnings, mortality, policy terminations and expenses.

Any change in rates will apply to all Insureds of the same issue age, gender, policy duration and rating class. Changes in rates will not discriminate against any Insured for any reason, including changes in insurability.

4.1.2 Mortality and Expense Risk Charge

The maximum mortality and expense risk charge is shown in the Coverage Description. The mortality and expense risk charge will be based on the Policy Value at the start of each day. A charge will be calculated on each day using a daily equivalent of the annual mortality and expense risk charge multiplied by the Policy Value at the start of the day.

4.2 Monthly Administration Charge

On the Monthly Anniversary we will deduct the monthly administration charge, as shown in the Coverage Description. The monthly administration charge is taken from the unloaned portion of the Symetra Fixed Account and the Portfolios in the same proportion that the Symetra Fixed Account and the Portfolios bear to the total Policy Value, minus loans and loan interest. We do not prorate this charge, therefore we do not deduct it if the Insured dies, or you surrender or withdraw amounts prior to the next Monthly Anniversary.

5. POLICY VALUE PROVISIONS

5.1 Net Cash Surrender Value

The net cash surrender value is equal to:

	1. the amount in your Policy Value; minus

	2. any loan and accrued loan interest; minus

	3. any accrued cost of insurance and mortality and expense risk charge for the current month.

You may surrender this policy for its net cash surrender value at any time while the Insured is living. You may request a surrender by sending a request in writing, or by any other method approved by us, along with this policy to our Administrative Office. On your Monthly Anniversary, the Policy Value in number 1 above is reduced by the monthly administration charge. The net cash surrender value will be determined as of the Valuation Day we receive complete and accurate information to process your surrender request in our Administrative Office. All insurance coverage under this policy ends on the date we receive the surrender request in writing.

5.2 Surrender Charges

This policy has no surrender charges.

5.3 Policy Loans

You may borrow money from us using this policy as sole security for the loan. The maximum loan amount is 100% of the net cash surrender value, which is defined in Section 5.1. You may request a policy loan by sending a loan request in writing, or by any other method approved by us, to our Administrative Office. The loan will be processed as of the date we receive the request provided that we have received complete and accurate information.

The loaned portion of your Policy Value will be maintained as a part of our Symetra Fixed Account. Thus, when a loan amount is deducted from a Portfolio of our Separate Account, we will redeem Accumulation Units of the investment option sufficient to cover the amount of the loan, as described above. We will deduct loan amounts from the Portfolios and the Symetra Fixed Account on a pro rata basis from the unloaned portion of the Symetra Fixed Account and the Portfolios and transfer this amount to the loaned portion of the Symetra Fixed Account.

5.4 Loan Interest

The fixed loan interest rate is 5.0% for all years. Loan interest is payable in arrears. The interest rate credited to the loaned portion of the Symetra Fixed Account will be 3.0% for all years.

The accrued loan interest will be due the earliest of:

	- the next policy anniversary date;

	- the date of termination of the policy;

	- the date the loan is repaid in full; or

	- the first Monthly Anniversary the loan plus accrued loan interest exceeds the Policy Value.

Interest will be payable annually on each policy anniversary.   If you do not
pay the interest when it is due on a policy anniversary, an amount equal to the loan interest will be transferred to the loaned portion of the Symetra Fixed Account. We will charge the same rate of interest on this amount as on the policy loan. The amount transferred will be deducted from the unloaned portion of the Symetra Fixed Account and the investment options of the Separate Account in the same proportion that the value in the Symetra Fixed Account and the value in each investment option of the Separate Account bear to the Policy Value, minus the value in the loaned portion of the Symetra Fixed Account.

5.5 Loan Repayment

You may repay all or part of a policy loan at any time while the insured is alive and this policy is in force. We will assume that any payment you make to us while you have a loan is a loan repayment, unless you tell us in writing that it is a premium payment.

Unless otherwise notified, we will allocate loan repayments according to your premium allocation percentages in effect when we receive your repayment at our Administrative Office.

When the total loan and loan interest exceeds the Policy Value, your policy will enter a grace period as described in Section 5.6

5.6 Grace Period

We will allow you a grace period for payment of loans and loan interest due. We will mail notice to your last known address, and that of any assignee of record stating that a grace period of 62 days has begun, on the date the notice is sent. If we do not receive the required payment by the end of the grace period, your policy will lapse.

5.7 Reinstatement

If this policy has ended due to lapse, you may reinstate it while the Insured is alive if you:

	- ask for reinstatement within three years from the date of policy lapse, and

	- provide evidence of insurability satisfactory to us, and

	- pay the amount of premium required so that the total premium paid since the Policy Date is equal to at least 80% but no more than 100% of the cumulative premium plan in effect on the lapse date. A new premium plan will be provided to you.

There is no coverage from the date the policy ends without value to the effective date of the reinstated policy. The effective date of the policy will be the date we approve your reinstatement application and a new premium plan will be issued. Any application for reinstatement becomes part of the contract of reinstatement and of this policy.

5.8 Withdrawals

After the first policy anniversary, you may withdraw a portion of the net cash surrender value of this policy by sending a request in writing, or by any other method approved by us, to our Administrative Office. The withdrawal amount may not exceed the net cash surrender value.

We will deduct withdrawal amounts from the Portfolios and the Symetra Fixed Account on a pro rata basis from the unloaned portion of the Symetra Fixed Account and the Portfolios unless you instruct us otherwise.

6. VALUATION

6.1 Symetra Fixed Account

The amount you have in our Symetra Fixed Account at any time is equal to the amount allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it. Premium or transfers will be credited the interest rate established for the date that we receive the funds. This rate will apply to the amount on the date we receive it and continue for at least 12 months. Once this period is over, we can adjust the interest rate at our discretion. Adjusted rates will apply to the premium or transfer and credited interest for at least 12 months, when the rate can be adjusted again.

6.2 Separate Account Portfolios

The Separate Account holds the assets that underlie the policy values invested in the Portfolios. If any shares of the Portfolios are no longer available, or if in our view no longer meet the purpose of the policy, it may be necessary to substitute shares of another Portfolio. We reserve the right to add, combine, restrict, or remove any Portfolio as an investment option of this policy.
We will seek prior approval of the Securities and Exchange Commission (SEC) to the extent required by law and give you notice before doing this.
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When net premium is applied or you transfer funds into a Portfolio, we credit your policy with Accumulation Units. Similarly, when you request a withdrawal, loan or a transfer of money from a Portfolio, Accumulation Units are liquidated. In either case, the increase or decrease in the number of your Accumulation Units is determined by taking the dollar amount of the net premium, transfer, or withdrawal and dividing it by the value of an Accumulation Unit on the date the transaction occurs. We calculate the value of an Accumulation Unit for each Portfolio after the NYSE closes each day. To determine the current Accumulation Unit value, we take the prior day's Accumulation Unit value and multiply it by the net investment factor for the current day.

The Accumulation Unit value for an investment option of our Separate Account in the current Valuation Period equals:

	1. the Accumulation Unit value of the investment option of our Separate Account for the preceding Valuation Period; multiplied by

	2. the net investment factor for the investment option of our Separate Account for the current Valuation Period.

The net investment factor is used to measure the daily change in Accumulation Unit value for each Portfolio. The net investment factor equals:

	1. the net asset value per share of a Portfolio at the end of the current day, plus the per share amount of any dividend or income distributions made by the Portfolio that day; divided by

	2. the net asset value per share of a Portfolio at the end of the prior day plus the per share amount of any dividend or income distributions made by the Portfolio that day.

The value of an Accumulation Unit will usually go up or down from Valuation Day to Valuation Day.

7. TRANSFERS

7.1 Transfers Among Investment Options

You can transfer money among the Portfolios and the Symetra Fixed Account. You must make the requests in writing, or by any other method approved by us. This transfer will take effect on the date we receive your request in our Administrative Office provided that all requirements have been met in a manner that is satisfactory to us. We reserve the right to limit any transfer to the Symetra Fixed Account to 25% of your Policy Value. The 25% limit will be based on the Policy Value as of the prior policy anniversary. The Policy Value on a policy anniversary will reflect the deduction for the monthly administration charge.

The Coverage Description shows the number of transfers that are allowed free of charge. Thereafter we may impose a transfer charge if applicable. There is no charge for any systematic transfer programs approved by Symetra, nor do they contribute to the annual limit shown in the Coverage Description.

At your request, we will transfer an amount from your unloaned value in our Symetra Fixed Account to one or more investment options of our Separate Account.

Your unloaned value in our Symetra Fixed Account is equal to:

	1. your policy assets in our Symetra Fixed Account, minus

	2. any loan and loan interest.

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In no event will we transfer more than the unloaned value from our Symetra
Fixed Account to one or more Portfolios of our Separate Account. However we have the right to exercise any of the following limitations when you request a non-systematic transfer from the Symetra Fixed Account:

	- postpone the transfer for 30 days from the date we receive your request;

	- reduce the amount of transfer so it does not exceed 25% of the unloaned value in your Policy Value at the time of transfer; and

	- limit the total number of transfers to one per Policy Year with the transfer being effective on the Policy
	  Anniversary following the date we receive your request.

7.2 Limits on Excessive Transfers

We may restrict or eliminate the right to make transfers among Portfolios if such rights are executed by you, a market timer, or other third party authorized to initiate transfers or exchange transactions on your behalf.
For example, we reserve the right to reject any transfer request if, in our judgment, you are engaging in a pattern of transfers that may disadvantage other policy owners or would cause a Portfolio to be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely affected. If we or any affected Portfolio believes you are engaging in activity as described above or similar activity which will potentially hurt the rights or interest of other contract owners or other investors in the Portfolios, we have the right to restrict the number of transfers your make. Moreover, the Portfolios may require us to prohibit transfers and purchases by a particular policy owner.

We may modify the method by which you can make transfers among the Portfolios. These modifications may include curtailing or eliminating, without notice, certain methods to make transfer requests such as use of the telephone.

Portfolios offered in this policy may have their own market timing policies and procedures and impose redemption fees for short-term investments. We have the right to deduct those redemption fees from your Policy Value.

8. INSURANCE BENEFIT PROVISIONS

8.1 Amount of Death Benefit

If the insured dies while the policy is in force, this policy will provide a death benefit. The death benefit will be equal to:

	1. the Policy Value; multiplied by

	2. the death benefit factor for the applicable attained age shown in the Coverage Description adjusted for the number of days since the last policy anniversary.

If the date of death is the Monthly Anniversary, the Policy Value as shown in number 1 above will reflect the deduction for the monthly administration charge.

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8.2 Payment of Insurance Benefit

We will pay the net death benefit to the beneficiary when we receive at our Administrative Office: (1) proof that the insured died while this policy was in force; and (2) all other requirements deemed necessary before such payment may be made. This benefit is determined as of the insured's date of death and equals:

	1. the death benefit described in Section 8.1; minus

	2. any loan and accrued loan interest on the policy; minus

	3. all accrued monthly deductions.

8.3 Net Amount at Risk Limit

If your policy has a Net Amount at Risk Limit shown in the Coverage Description and the Net Amount at Risk on this policy exceeds the Net Amount at Risk Limit on any day, you may:

	1. Transfer all policy funds into the Symetra Fixed Account; or

	2. Exchange this policy for another available policy; or

	3. Take a withdrawal to bring the Net Amount at Risk below the Net Amount at Risk Limit.

You have a 62 day period to elect one of these options. If Symetra has not received direction from you at the end of the 62 day period, then option 1 will be assumed and the total Policy Value will be transferred into the Symetra Fixed Account. Under option 1, no further planned premium will be allowed. If, under options 2 and 3, the Net Amount at Risk on the policy falls below the Net Amount at Risk Limit, you have satisfied the limit requirements and no further action is required. If future premium payments made in accordance with the premium plan would cause your policy to go over the Net Amount at Risk Limit, then that portion of the payment which causes the overage will not be applied to the policy and will be refunded to you.

9. GENERAL PROVISIONS

9.1 The Contract

This policy is issued in consideration of payment of the initial premium payment shown in the Coverage Description.

The entire contract consist of this policy, any riders, supplementary benefits, endorsements or amendments, the attached copy of the initial and all subsequent applications, and all additional Coverage Descriptions.

9.2 Change of Contract

Only an authorized officer of Symetra may change this policy. Any change must be in writing. Symetra reserves the right to change the provisions of this policy to conform to any applicable law, regulation, or ruling issued by a government or regulatory agency.
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9.3 Applicable Tax Law

For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code or successor law. Therefore, to secure this qualification, we reserve the right to decline to accept, make or process any in force policy transaction that would cause the policy to fail to qualify as life insurance under applicable tax law as interpreted by us. Further, we reserve the right to make changes in this policy or its riders or to make distributions from the policy to the extent we deem it necessary to continue to qualify this policy as life insurance.
Any such changes will apply uniformly to all policies that are affected.
You will be given advance written notice of such changes.

9.4 Policy Cost Factors

Changes in policy cost factors (interest rates we credit, cost of insurance deductions, and expense charges) will be by class and based upon changes in future expectations for such elements as: investment earnings, mortality, persistency, expenses and taxes. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

9.5 Incontestability

We have the right to contest the validity of this policy based on material misstatements made in the application, subsequent applications or any amendment or endorsement to an application. However, we will not contest the validity of this policy after it has been in effect during the lifetime of the Insured for two years from the Policy Date. We will not contest any policy change that requires an application, or any reinstatement of the policy, after the change or reinstatement has been in effect for two years during the lifetime of the Insured.

We will not use a statement to contest a claim unless contained in an application or an amendment to an application. All statements made in an application are representations and not warranties.

See any supplementary benefits and riders for modifications of this provision that apply to them.

9.6 Misstatement of Age, Gender or Rating Class

If the Insured's age, gender or rating class has been misstated on any application, we will adjust the death benefit. The adjustment will be to an amount that would have been provided as if this policy had been issued at the correct age, gender and rating class.

9.7 Suicide Exclusion

If within two years from the Policy Date, the Insured dies by suicide, while sane or insane, and while this policy is inforce, the amount of death benefit will be limited to the Policy Value adjusted as follows:

	1. we will add any monthly deductions made since the Policy Date, and

	2. we will subtract any outstanding loan and loan interest owed to us.

All amounts will be calculated as of the date of death.

9.8 Policy Termination

This policy will terminate upon the death of the insured or surrender.
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9.9 Postponement of Payments

We may not be able to obtain the value of the assets of the investment options of our Separate Account if: (1) the NYSE is closed; (2) the SEC requires trading to be restricted or declares an emergency; or (3) the SEC by order permits us to defer payments for the protection of our policy owners. During such times, as to amounts allocated to the investment options of our Separate Account, we may defer:

	- determination and payment of surrenders or withdrawals of the net cash surrender value;

	- payment of loans;

	- determination of the Accumulation Unit values of the investment options;

	- any requested transfers among investment options; and

We may defer payment of any loan, surrender or withdrawal. We retain the right to postpone payments for a period of up to six months after receiving the request.

9.10	Separate Account

The Separate Account holds the assets that underlie the policy values invested in the Portfolios. The assets of the Separate Account are the property of Symetra. However, assets in the Separate Account that are attributable to the policies are not chargeable with liabilities arising out of any other business we may conduct. Income, gains and losses
(realized and unrealized), resulting from assets in the Separate Account are credited to or charged against the Separate Account without regard to other income, gains or losses of Symetra. Symetra's obligations under the policies are general corporate obligations.

We have the right to:

	- Register or deregister the Separate Account under the Investment Company Act of 1940;

	- Manage the Separate Account under the direction of a committee, and discharge such committee at any time;

	- Restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to our Separate Account;

	- Operate our Separate Account or one or more of the Portfolios by making any other investments, including direct investments;

	- Transfer assets supporting the policies from one Portfolio to another or from the Separate Account to another Separate Account;

	- Combine the Separate Account with other separate accounts, and/or create new separate accounts; and

We will not make any changes without notice to you and obtaining necessary approval from the Securities and Exchange Commission and applicable state insurance departments.